Exhibit 10.4

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

C-PAK PREFCO SPV I, INC.

C-PAK PREFCO SPV I, INC., a Delaware corporation (the “Corporation”), hereby certifies as of the 2nd day of May 2019 that this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

1.	the name of the Corporation is C-PAK PREFCO SPV I, INC.;

2.	the Corporation was originally incorporated pursuant to the DGCL on May 1, 2019 under the name C-PAK PREFCO SPV I, INC.; and

3.	the Board of Directors and stockholders of the Corporation duly adopted resolutions amending and restating the initial certificate of incorporation of the Corporation, which resolution setting forth the proposed amendment and restatement is as follows:

1. The name of the Corporation is “C-PAK PREFCO SPV I, INC”.

2. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to undertake any and all activities related to the ownership of the Interests which may be a lawful act or activity under the DGCL.

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is THIRTEEN THOUSAND (13,000) shares, consisting of:

4.1.1 TEN THOUSAND (10,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

4.1.2 THREE THOUSAND (3,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

The shares of Common Stock and Preferred Stock shall have the rights, preferences, privileges and limitations set forth below.

4.2. Rights of Common Stock.

4.2.1. The voting, dividend and liquidation rights of the holders of shares of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of shares of the Preferred Stock set forth herein.

4.2.2. The holders of record of shares of the Common Stock, as such, shall be entitled to one vote for each share of Common Stock held by such stockholder as of the record date for voting at any meeting or for purposes of any action by written consent in lieu of a meeting; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of the Preferred Stock if the holders of the Preferred Stock are entitled, separately, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting.

4.2.3. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend and other approval rights of any then outstanding Preferred Stock.

4.3. Ranking of Preferred Stock. The Preferred Stock shall rank senior in right of payment to all other classes or series of capital stock of the Corporation as to dividends and upon liquidation, dissolution or winding up of the Corporation.

4.4. Dividends on Preferred Stock.

4.4.1. Subject to Section 4.4.2, each holder of Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds legally available therefor, cumulative preferential dividends (“Preferred Dividends”) from the date of issuance of their respective shares of Preferred Stock, which dividends shall accrue on the Liquidation Preference at the rate per share equal to the Preferred Dividend Rate. Preferred Dividends shall accrue daily whether or not declared, whether or not the Corporation has earnings or profits and whether or not there are funds legally available for the payment of such Preferred Dividends and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

4.4.2. Preferred Dividends on any shares of Preferred Stock shall be paid on each March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), beginning June 30, 2019, to the extent declared by the Board and subject to the limitations set forth in this Section 4.4.2, for the period beginning on the date after the prior Dividend Payment Date and ending on such Dividend Payment Date. To the extent all or some portion of the Preferred Dividends are not declared and paid, in cash, on any Dividend Payment Date for the calendar quarter ending on such Dividend Payment Date, the amount of such Preferred Dividends that was not paid in cash shall be added to the Liquidation Preference and shall thereafter accrue and compound at the Preferred Dividend Rate. Notwithstanding anything to contrary herein, the Corporation may not declare or pay Preferred Dividends in cash except that on each Dividend Payment Date up to fifty percent (50%) of any Preferred Dividends accrued during the quarter ending on such Dividend Payment Date may be declared and paid in cash.

4.4.3. Without limiting the rights of the holders of Preferred Stock to receive the Redemption Price upon a Liquidation Event as set forth in Section 4.8, or pursuant to Sections 5 or 7, holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property, or equity interests, in respect of their shares of Preferred Stock in excess of the full cumulative dividends as described in this Section 4.4.

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4.4.4. Following a Liquidation Event, a Mandatory Redemption Event or a holder of Preferred Stock exercising its right to sell Preferred Stock to the Corporation pursuant to Section 7, no dividends shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any classes or series of capital stock of the Corporation until the Redemption Price is paid in full in cash on all shares of Preferred Stock pursuant to Sections 4.8, 5 or 7, as applicable.

4.5. Voting Rights of Preferred Stock. Except as required by law or as specifically set forth in this Certificate of Incorporation, holders of Preferred Stock will have no voting rights with respect to their shares of Preferred Stock. Any action as to which a class vote of holders of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Required Preferred Stockholders.

4.6. Sale Right. Notwithstanding anything to the contrary contained herein, upon the occurrence of, and during the continuation of, any Sale Trigger Event, the Required Preferred Stockholders shall have the right to cause the Corporation to effect a Sale of the Corporation (any such sale, an “Exit Sale”). The Required Preferred Stockholders may exercise such right by delivering written notice (a “Sale Notice”) thereof to the Corporation at any time, and from time to time, after the occurrence of and during the continuation of a Sale Trigger Event. The Corporation shall effect an Exit Sale in accordance with the terms of the Stockholders’ Agreement.

4.7. Protective Provisions.

4.7.1. For so long as any shares of Preferred Stock are outstanding, the prior vote or written consent of the Required Preferred Stockholders shall be required for the following, including any such actions effected pursuant to or as a result of a merger, consolidation or business combination, and the Corporation shall not take, and shall cause its subsidiaries not to take, any such action without such prior vote or written consent:

(i) the entry into by the Corporation or any of its subsidiaries of any contract that imposes restrictions or limitations on the amounts payable to holders of Preferred Stock in accordance with this Certificate of Incorporation;

(ii) the issuance by the Corporation of any capital stock that is senior to or pari passu with the Preferred Stock (including issuance of additional shares of Preferred Stock but excluding increases in Liquidation Preference pursuant to Section 4.4);

(iii) the issuance or sale of any capital stock of any subsidiary of the Corporation, other than to the Corporation or a wholly owned subsidiary, or the creation or ownership of any subsidiary, other than a wholly owned subsidiary or C-PAK Consumer Product Holdings SPV I LLC, a Delaware limited liability company (the “SPV”); provided, however, that this Section 4.7.1(iii) shall not apply in connection with the Corporation’s entry into a bona fide joint venture transaction with an unaffiliated third party so long as such unaffiliated third party agrees to subordinate its interest in such joint venture to the Preferred Stock in a manner satisfactory to the holders of Preferred Stock;

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(iv) the incurrence of any Indebtedness other than as permitted under Section 9.01 the Loan Agreement;

(v) the commencement of an Insolvency Event;

(vi) the amendment, modification or waiver of this Certificate of Incorporation, the Bylaws, any other organizational documents of the Corporation, the Amended and Restated Limited Liability Company Agreement of the SPV or any other organizational agreements of the SPV that (A) amends, modifies or waives in any respect the powers, preferences or other rights of the Preferred Stock or (B) has an adverse effect on holders of Preferred Stock in their capacity as such;

(vii) the declaration or payment of dividends upon, or any sum set apart for the payment of dividends upon, any classes or series of capital stock of the Corporation other than the Preferred Stock as contemplated by this Certificate of Incorporation;

(viii) the purchase, redemption, acquisition or retirement for value by the Corporation or any of its subsidiaries, of any classes or series of capital stock of the Corporation other than the Preferred Stock as contemplated by this Certificate of Incorporation or pursuant to a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is continuing;

(ix) the direct or indirect purchase of warrants, rights, calls or options of any classes or series of capital stock by the Corporation other than Preferred Stock or pursuant to a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is continuing;

(x) the payment into or set apart or made available for a sinking or other like fund monies for the purchase, redemption or other acquisition or retirement for value of any classes or series of capital stock of the Corporation, other than Preferred Stock, by the Corporation or any of its subsidiaries or pursuant to a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is continuing;

(xi) the taking of any act (including the incurrence of any indebtedness) other than owning the common and preferred equity of the SPV;

(xii) any transaction or series of transactions that would result in a Change of Control unless the shares of Preferred Stock are redeemed in full in cash upon the consummation of such Change of Control; or

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(xiii) the taking of any act or omission that would result in a failure of the Corporation or any of its subsidiaries to comply with their obligations under (i) Section 8 (other than Sections 8.01(d), 8.10, 8.11, 8.12, 8.13, 8.14, 8.16, 8.17, 8.20, 8.21, 8.22 and 8.23); or (ii) Section 9 (other than (A) Sections 9.02, 9.07, 9.11, 9.13, 9.15, 9.16 and 9.20, (B) in the case of Section 9.03, any transaction where the shares of Preferred Stock are redeemed in full in cash upon the consummation of such transaction; (C) in the case of Section 9.06, Restricted Payments payable solely in shares of Common Stock; and (D) in the case of Section 9.14, becoming liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of the shares of Preferred Stock pursuant to this Certificate of Incorporation) of the Loan Agreement, treating the Corporation in the same manner as the “Borrower” thereunder, and each subsidiary of the Corporation as a “Subsidiary” thereunder, but giving effect to all baskets, thresholds, limitations, and qualifications set forth therein and for purposes hereof, treating the Corporation and each of its subsidiaries as “Loan Parties”; provided, that the foregoing shall not be interpreted to alter the treatment of the “Borrower” or any other “Loan Party” under the Loan Agreement); it being understood that if any failure to comply with any of such provisions of Section 8 or Section 9 of the Loan Agreement is cured in accordance with the terms thereof, such provisions shall be deemed (with retroactive effect to the first date of any such failure to so comply) to have been complied with for purposes of this Certificate of Incorporation.

4.7.2. For the avoidance of doubt, each of the foregoing clauses (i) through (xiii) is an independent covenant and any action or transaction involving the Corporation or its subsidiaries, as applicable, requiring the vote or consent of the Required Preferred Stockholders under any such clause shall require such consent, notwithstanding that such action or transaction may be permitted without such vote or consent by any other clause in this Section 4.7.

4.8. Liquidation Rights of Preferred Stock.

4.8.1. Upon the occurrence of a Liquidation Event, each holder of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to the stockholders, before any dividend or payment may be made on any Common Stock or other class or series of capital stock of the Corporation, an amount per share of Preferred Stock equal to the Redemption Price as of such time payable at the time of such Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation legally available for distribution to the stockholders are insufficient to pay the holders of Preferred Stock the full amount of such Redemption Price for each outstanding share of Preferred Stock, the holders of Preferred Stock will share ratably in any such distribution of the assets of the Corporation in proportion to the full respective amounts (if any) to which they are entitled with respect to their shares of Preferred Stock. After payment to the holders of Preferred Stock of the full amount of such Redemption Price to which they are entitled, the holders of Preferred Stock as such will have no right or claim to any of the assets of the Corporation. No stockholder shall receive any cash or other consideration upon a Liquidation Event by reason of their ownership of shares of Common Stock or class or series of capital stock of the Corporation other than shares of Preferred Stock unless the full amount of such Redemption Price to which the holders of Preferred Stock are entitled in respect of all outstanding shares of Preferred Stock have been paid in full.

4.8.2. Notwithstanding the provisions of this Section 4.8, the Corporation shall not be obligated to pay distributions pursuant to this Section 4.8 to the extent there exists a Preferred Delay Condition. In such event, the Corporation shall notify the holders of Preferred Stock in writing as soon as practicable of such Preferred Delay Condition. The Corporation shall then pay the distributions pursuant to Section 4.8.1 with respect to as many shares of Preferred Stock entitled to such distributions without running afoul of the Preferred Delay Condition and thereafter pay the Redemption Price with respect to as many of the other shares of Preferred Stock entitled to such distributions without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Dividend Rate.

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4.9. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of Common Stock or Preferred Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock or Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity (without bond) reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Preferred Stock, as the case may be, represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5. Redemption.

5.1. Optional Redemption. The Corporation may elect to redeem any or all of the shares of Preferred Stock at any time, and from time to time, then held by the holders of Preferred Stock, for cash, in an amount per share of Preferred Stock being redeemed equal to the Redemption Price as of such time.

5.2. Mandatory Redemption. Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by applicable law or postponed in writing by the Required Preferred Stockholders, in their sole and absolute discretion, the Corporation shall redeem all then outstanding shares of Preferred Stock for cash in an amount per share of Preferred Stock equal to the Redemption Price as of such time. Any such redemption shall occur concurrently with the consummation of any Mandatory Redemption Event, or if postponed by the Required Preferred Stockholders, within five (5) Business Days following written notice from such Required Preferred Stockholders ending such postponement. If the Corporation does not have sufficient funds legally available to redeem all shares of Preferred Stock, the Corporation shall redeem the maximum number of shares of Preferred Stock that can be redeemed at such time out of funds legally available therefor, and shall redeem the remaining shares of Preferred Stock as soon as practicable after the Corporation has funds legally available therefor.

5.3. Notice of Redemption. The Corporation shall provide notice of any redemption pursuant to this Section 5, at least ten (10) days but not more than sixty (60) days prior to such redemption, to each holder of Preferred Stock. Each such notice shall state (i) the date fixed for such redemption, (ii) the Redemption Price and (iii) that if fewer than all of the shares of Preferred Stock owned by such holder of Preferred Stock are to be redeemed, the number of shares of Preferred Stock that are to be redeemed.

5.4. Delay Condition. Notwithstanding the provisions of this Section 5, the Corporation shall not be obligated to redeem any shares of Preferred Stock pursuant to this Section 5 to the extent there exists a Preferred Delay Condition. In such event, the Corporation shall notify the holders of Preferred Stock in writing as soon as practicable of such Preferred Delay Condition. The Corporation shall then consummate the redemption of shares of Preferred Stock on the applicable date set forth in this Section 5.4 with respect to as many shares of Preferred Stock as can be redeemed without running afoul of the Preferred Delay Condition and thereafter redeem as many of the shares of Preferred Stock as can be redeemed without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Dividend Rate.

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5.5. Surrender of Certificates; Payment. On or before the applicable redemption date, each holder of outstanding Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement (without bond) reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place reasonably designated by the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If fewer than all shares represented by any such certificate are not redeemed, the Corporation shall issue a new certificate to the holder thereof representing the shares not so redeemed.

5.6. Rights Subsequent to Redemption. If on the applicable redemption date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the applicable redemption date is paid or tendered for payment or irrevocably deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the applicable redemption date and all rights with respect to such shares shall forthwith after such redemption date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

5.7. Pro Rata Redemption. In the event that at any time fewer than all of the outstanding shares of Preferred Stock are to be redeemed pursuant to this Section 5, the redemption shall be made pro rata among all holders of Preferred Stock in proportion to the number of shares of Preferred Stock then held by them.

6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

7. Preferred Stock Put Right.

7.1. Each holder of Preferred Stock may, at its election, elect to sell to the Corporation at any time following May 2, 2024 all, but in no event less than all, of the shares of Preferred Stock then held thereby, for a purchase price per share of Preferred Stock equal to the Redemption Price.

7.2. If any holder of Preferred Stock desires to exercise its right to sell shares of Preferred Stock pursuant to this Section 7, such holder of Preferred Stock shall provide notice (a “Preferred Put Notice”), which notice may be delivered prior to May 2, 2024, requesting that the Corporation repurchase shares of Preferred Stock and setting forth the number of shares of Preferred Stock that are to be so repurchased. The Corporation shall consummate the purchase of shares of Preferred Stock pursuant to this Section 7 within forty five (45) days of receipt of the Preferred Put Notice, but in no event prior to May 2, 2024.

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7.3. Notwithstanding the provisions of this Section 7, the Corporation shall not be obligated to purchase any shares of Preferred Stock pursuant to this Section 7 to the extent there exists a Preferred Delay Condition. In such event, the Corporation shall notify the holders of Preferred Stock in writing as soon as practicable of such Preferred Delay Condition and shall permit such holders of Preferred Stock, within ten (10) days of receipt thereof, to rescind its decision to sell their shares of Preferred Stock to the Corporation pursuant to this Section 7. If such holders of Preferred Stock do not rescind their decision to sell their respective shares of Preferred Stock to the Corporation pursuant to this Section 7, the Corporation shall consummate the purchase of shares of Preferred Stock on the applicable date set forth in this Section 7.3 with respect to as many shares of Preferred Stock as can be purchased without running afoul of the Preferred Delay Condition and thereafter pay the Redemption Price with respect to as many of the other shares of Preferred Stock to be purchased as can be purchased without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Dividend Rate.

7.4. On or before the closing of any sale and purchase pursuant to this Section 7, each holder of outstanding Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement (without bond) reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place reasonably designated by the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If fewer than all shares represented by any such certificate are not redeemed, the Corporation shall issue a new certificate to the holder thereof representing the shares not so redeemed

7.5. If on the closing date of any sale and purchase pursuant to this Section 7 the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the applicable closing date of any such sale and purchase is paid or tendered for payment or irrevocably deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the applicable closing date of any such sale and purchase and all rights with respect to such shares shall forthwith after such date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

8. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Incorporation:

“Board of Directors” shall mean the board of directors of the Corporation.

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“Business” shall have the meaning set forth in the Loan Agreement.

“Business Day” means any day except a Saturday, Sunday or legal holiday in the State of New York.

“Bylaws” is defined in Section 10.

“Capital Park” means Capital Park Holdings Corp., a Delaware corporation.

“Certificate of Incorporation” is defined in the preamble.

“Change of Control” shall have the meaning set forth in the Loan Agreement and shall also include the incurrence of any of the following: (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) other than Capital Park becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), of any capital stock of the Corporation other than the Preferred Stock; and (ii) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) not affiliated with Capital Park on the date of this Certificate of Incorporation becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of an amount of equity securities of Capital Park representing 50% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding capital stock of Capital Park.

“Common Stock” is defined in Section 4.1.1.

“Corporation” is defined in the preamble.

“Covered Person” is defined in Section 13.1.

“DGCL” is defined in the preamble.

“Dividend Payment Date” is defined in Section 4.4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exit Sale” is defined in Section 4.6.

“Indebtedness” shall have the meaning set forth in the Loan Agreement. For the avoidance of doubt, “Indebtedness” of the Corporation shall not include the Preferred Stock or accrued and unpaid dividends or increases in the Liquidation Preference thereon.

“Insolvency Event” means the occurrence of any event that would constitute an “Event of Default” under Article X of the Loan Agreement.

“Interests” are the equity membership interests issued by the SPV.

“Issue Price” means $1,000 per share of Preferred Stock.

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“LIBOR Rate” shall mean the LIBOR Rate in effect under the terms of the Loan Agreement.

“Liquidation Event” means when the Corporation liquidates, dissolves or winds up its affairs.

“Liquidation Preference” means, with respect to each share of Preferred Stock, as of any time of determination, the Issue Price plus the amount of accrued and unpaid Preferred Dividends.

“Loan Agreement” means the Loan Agreement, dated as of May 3, 2019, entered into by and among C-PAK Consumer Product Holdings LLC, a Delaware limited liability company, and C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company, as borrowers, C-PAK Consumer Product Holdings SPV I LLC, a Delaware limited liability company, and its subsidiaries that are Guarantors (as defined therein) or become Guarantors thereunder, the Lenders (as defined therein) from time to time party thereto, and Piney Lake Opportunities ECI Master Fund LP, a Cayman Islands exempted limited partnership, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), as in effect on the date of this Agreement.

“Mandatory Redemption Event” means any of (i) a Change of Control, (ii) an Insolvency Event, (iii) a Liquidation Event and (iv) acceleration under the Loan Agreement as modified, amended or replaced from time to time.

“Material Non-Compliance Event” means any of (i) the occurrence of a Redemption Breach or (ii) the Corporation’s breach of any provision of Section 4.7.1, which breach remains uncured for five (5) days after the earlier of (i) prior written notice to the Corporation of the aforementioned breach by the Corporation or (ii) actual knowledge of such breach by an officer of the Corporation.

“Participating Sellers” is defined in Section 4.6.2.

“Person” means any individual, company, corporation, partnership, limited liability company, trust or other entity.

“Plan” shall have the meaning set forth in the Amended and Restated Limited Liability Company Agreement of the SPV, dated May 3, 2019.

“Preferred Delay Condition” means the Corporation is prohibited from purchasing any shares of Preferred Stock by any law.

“Preferred Dividend Rate” means 13.00% per annum plus the LIBOR Rate; provided, that upon a Material Non-Compliance Event the Preferred Dividend Rate shall increase by 2.00% per annum on such Material Non-Compliance Event and so long as such Material Non-Compliance Event continues without cure, on each anniversary thereof. Any such increase shall continue until such time as there is no longer any Material Non-Compliance Event, Sale Trigger Event or Preferred Delay Condition, as applicable, or the Redemption Price is paid in full in cash, subject to reinstatement upon the occurrence of a subsequent Material Non-Compliance Event.

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“Preferred Dividends” is defined in Section 4.4.1.

“Preferred Put Notice” is defined in Section 7.2.

“Preferred Stock” is defined in Section 4.1.2.

“Prospective Buyer” is defined in Section 4.6.2.

“Redemption Breach” means the failure of the Corporation to (i) timely redeem shares of Preferred Stock in accordance with Section 5 or Section 7, including the failure of the Corporation to timely (y) redeem all outstanding shares of Preferred Stock for the Redemption Price pursuant to Section 5 or (z) pay the Redemption Price on all shares of Preferred Stock that the holders of Preferred Stock have elected to sell to the Corporation pursuant to Section 7, in each case, without regard to any Preferred Delay Condition, or (ii) pay the Redemption Price payable upon a Liquidation Event in accordance with Section 4.8 without regard to any Preferred Delay Condition.

“Redemption Price” means an amount per share of Preferred Stock equal to (i) in the case of any determination of Redemption Price occurring on or before May 2, 2022, two (2) times the sum of the Liquidation Preference as of the date of such determination plus the Preferred Dividends that would accrue on such Liquidation Preference from the date of such determination through May 2, 2022 or (ii) in the case of any determination of Redemption Price occurring after May 2, 2022, two (2) times the Liquidation Preference as of the date of such determination.

“Required Preferred Stockholders” means holders of Preferred Stock holding more than fifty percent (50%) of the then issued and outstanding shares of Preferred Stock.

“Restricted Payment” shall have the meaning set forth in the Loan Agreement.

“Sale Notice” is defined in Section 4.6.

“Sale of the Corporation” means a transaction pursuant to which all of the capital stock of the Corporation or all or substantially all of the assets of the Corporation or the SPV are purchased by an unaffiliated third party.

“Sale Trigger Event” means any Redemption Breach which continues for a period of six (6) consecutive months.

“SPV” is defined in Section 4.7.1(iii).

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 3, 2019, entered into by and among the Corporation, Capital Park and Piney Lake Opportunities Non-ECI Master Fund LP, as in effect on the date of this Certificate of Incorporation.

9. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock (other than Preferred Stock) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

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10. Except as otherwise provided herein or by the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The total number of directors constituting the Board of Directors shall be no less than three (3) and no more than nine (9) as further set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

11. Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

12. To the fullest extent permitted by law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this Section 12 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

13. Indemnification.

13.1. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that such person is or was a director or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (ii) in such person’s capacity as an officer of the Corporation or in such person’s capacity as an officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, that such person is or was serving at the request of the Corporation (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 13 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 13 shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.

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13.2. The Corporation shall pay on a current and as-incurred basis expenses incurred by any Covered Person in defending or otherwise participating in any action, suit, proceeding or claim in advance of the final disposition of such action, suit, proceeding or claim, including appeals, upon presentation of (i) an unsecured written undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification hereunder and (ii) adequate documentation reflecting such expenses.

13.3. It is the intent that with respect to all advancement and indemnification obligations under this Section 13, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 13 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).

13.4. The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

14. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Section 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 14.

15. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws.

16. The Corporation shall not be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the undersigned incorporator has caused this Amended and Restated Certificate of Incorporation to be signed this 2nd day of May 2019.

By:	/s/ Eric C. Blue
Name:	Eric C. Blue
Title:	President

[C-PAK PREFCO SPV I, INC. Amended and Restated Certificate of Incorporation Signature Page]